Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118134
Prospectus Supplement to Prospectus dated October 6, 2004
Citizens, Inc.
Class A Common Stock, No Par Value
Up to 7,073,060 Shares
This prospectus supplement updates the prospectus dated October 6, 2004 relating to the offer for sale of up to an aggregate of 7,073,060 shares of Class A common stock of Citizens, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.
We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect the transfer on December 10, 2008 of a warrant to purchase 47,351 shares of Class A common stock from Steelhead Investments Ltd. to Rockmore Investment Master Fund Ltd. The other information contained under the caption “Selling Stockholders” is not being updated. The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of March 3, 2009.

	Number of Shares
	Of Class A Common
	Stock	Number of Shares	Number of Shares of Class A Common
	Beneficially	of Class A Common	Stock to be Beneficially Owned
	Owned as of	Stock	After Offering (1)
Name of Selling Stockholder	3/3/09	Being Offered	Number	Percentage (2)

Steelhead Investments Ltd. (3)	476,817	476,817	0	*

Rockmore Investment Master Fund Ltd. (4)	47,351	47,351	0	*

*	Less than 1%.

(1)
We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(2)
For each selling stockholder, this number represents the percentage of Class A common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of Class A common stock outstanding as of March 3, 2009 (45,646,015 shares).

(3)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. HBK Investments L.P. has delegated discretion to vote and dispose of the securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.

(4)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the state of Delaware, serve as the investment management and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 15, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Berstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Berstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

This prospectus supplement is not complete without the prospectus dated October 6, 2004, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2009.